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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C.  20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):  August 12, 2016

GOLD RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	001-34857 (Commission File Number)	84-1473173 (I.R.S. Employer Identification No.)

2886 Carriage Manor Point

Colorado Springs,  CO 80906

(Address of principal executive offices)  (Zip Code)

Registrant's telephone number including area code:   (303) 320-7708

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 12, 2016, Gold Resource Corporation (the “Company”) acquired all of the outstanding shares of Walker Lane Minerals Corporation (“WLMC”) pursuant to a Stock Purchase Agreement dated August 12, 2016 (the “Purchase Agreement”) among the Company and TXAU Development, Ltd. and TXAU Investment, Ltd., each a privately held Texas limited partnership (the “Shareholders”). Upon completion of the acquisition, WLMC became an indirect subsidiary of the Company.

At the closing, the Company paid to Shareholders a total purchase price of $13,212,855, consisting of: (i) cash in the amount of $152,855 for reimbursement of certain fees incurred during the transaction and for maintenance of mining claims, and (ii) 2,000,000 shares of the Company’s restricted common stock which were valued at $13.1 million in the aggregate, based on the closing price of the shares on the NYSE MKT as of the closing date. The shares are subject to restrictions on resale in accordance with federal and state securities laws.

The Purchase Agreement contains customary representations, warranties and covenants by the parties. Subject to certain limitations and conditions, the Company will be indemnified by the Shareholders for damages resulting from breaches or inaccuracies of the representations, warranties, and covenants of the Shareholders and WLMC as set forth in the Purchase Agreement. The assets held by WLMC consist of certain mining claims subject to royalty interests and water rights associated with the property located in Mineral County, Nevada. The Purchase Agreement further provides that the Company will retain an agreed-upon consultant familiar with the property, drill a water well at the property location for development purposes, and should the Company determine in the future to abandon any portion of the property held by WLMC at the time of the acquisition, it shall transfer the affected mining claims to the Shareholders. WLMC has no active operations.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby is not complete and is subject and qualified in its entirety by reference to the text of the Purchase Agreement, which is filed as Exhibit 10.1 to this report and incorporated by reference in this Item 1.01. The representations and warranties of the parties in the Purchase Agreement have been made solely for the benefit of the other parties to the Purchase Agreement, and were not intended to be, and should not be, relied upon by any person other than such parties, including shareholders of the Company; should not be treated as categorical statements of fact, but rather as a way of allocating risk between the parties; in some cases have been qualified by disclosures that were made to the other parties in connection with the negotiation of the Purchase Agreement, which disclosures are not necessarily reflected in the Purchase Agreement; may apply standards of materiality in a way that may differ from standards of materiality applied by investors; and were made only as of the date of the Purchase Agreement or as of such other date or dates as may be specified in the Purchase Agreement, and are subject to developments occurring after those dates.

Item 2.01 Completion of Acquisition or Disposition of Assets.

As described under Item 1.01 of this Current Report on Form 8-K, the Company completed its acquisition of WLMC effective August 12, 2016 for a total purchase price of $152,855 and 2,000,000 shares of its common stock. The foregoing does not constitute a complete summary of the acquisition or the terms of the Purchase Agreement, and reference is made to the disclosures contained in Item 1.01 hereof and the complete text of the Purchase Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which are incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the issuance of the 2,000,000 shares of common stock by the Company pursuant to the acquisition is incorporated herein by reference. The securities issued pursuant to the Purchase Agreement were offered and sold in private transactions to accredited investors (as such term is defined in Rule 501(a), as promulgated under the Securities Act of 1933), without registration under the Securities Act and the securities laws of certain states, in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended and similar exemptions under applicable state laws. The securities sold in the foregoing transaction may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company did not engage in any general solicitation or advertising and exercised reasonable care to ensure that the purchasers were not underwriters within the meaning of the Securities Act, including making reasonable inquiry prior to accepting any subscription, making written disclosures regarding the restricted nature of the securities and placing a legend on the certificates representing the shares.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed with this report:

10.1    Stock Purchase Agreement between Gold Resource Corporation, TXAU Development, Ltd. and TXAU Investment, Ltd. dated August 12, 2016.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLD RESOURCE CORPORATION

Date: August 18, 2016	By:	/s/ Jason D. Reid
	Name:	Jason D. Reid
	Title:	Chief Executive Officer and President

Exhibit Index

The following is a list of the Exhibits filed herewith.

Exhibit
Number	Description of Exhibit

10.1	Stock Purchase Agreement between Gold Resource Corporation, TXAU Development, Ltd. and TXAU Investment, Ltd. dated August 12, 2016.